                                                 Exhibit 2A

                          AGREEMENT


                            AND


                        PLAN OF MERGER

                       TABLE OF CONTENTS


ARTICLE I    THE MERGER . . . . . . . . . . . . . . . . . . . . .  2
 1.1 Effect of Merger . . . . . . . . . . . . . . . . . . . . . .  3
 1.2 Articles of Incorporation, etc.  . . . . . . . . . . . . . .  3
     1.2.1  Articles of Incorporation and Bylaws  . . . . . . . .  3
     1.2.2  Directors . . . . . . . . . . . . . . . . . . . . . .  3
     1.2.3  Officers  . . . . . . . . . . . . . . . . . . . . . .  3
 1.3 Conversion and Cancellation of Shares  . . . . . . . . . . .  4
     1.3.1  PTI Common Stock Held by Holdings . . . . . . . . . .  4
     1.3.2  PTI Common Stock Held by Minority Shareholders  . . .  4
     1.3.3  Merger Sub Common Stock . . . . . . . . . . . . . . .  4
     1.3.4  Payment for Minority Stock  . . . . . . . . . . . . .  5
     1.3.5  Lost, Stolen or Destroyed Certificates  . . . . . . .  6
     1.3.6  No Further Rights or Transfers  . . . . . . . . . . .  6
     1.3.7  Dissenting Shareholders . . . . . . . . . . . . . . .  7
 1.4 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
 1.5 Subsequent Actions . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE II   REPRESENTATIONS AND WARRANTIES   . . . . . . . . . .  8
 2.1 Representations and Warranties of PTI. . . . . . . . . . . .  8
     2.1.1 Organization and Good Standing. . . . . . . . . . . .   8
     2.1.2 Capitalization. . . . . . . . . . . . . . . . . . . .   8
     2.1.3 Corporate Authority; Authorization . . . . . . . . . .  9
     2.1.4 Consents and Approvals . . . . . . . . . . . . . . . .  9
     2.1.5 Proxy Statement and Schedule 13E-3 . . . . . . . . . . 10
     2.1.6 Company SEC Reports and Financial Statements . . . . . 11
     2.1.7 Absence of Material Adverse Change . . . . . . . . . . 12
     2.1.8 Brokers and Finders. . . . . . . . . . . . . . . . . . 12
     2.1.9 Fairness Opinions. . . . . . . . . . . . . . . . . . . 13
2.2 Representations and Warranties of Holdings and Merger Sub . . 13
     2.2.1 Organization and Good Standing . . . . . . . . . . . . 13
     2.2.2 Corporate Authority  . . . . . . . . . . . . . . . . . 13
     2.2.3 Proxy Statement and Schedule 13E-3 . . . . . . . . . . 14
     2.2.4 Required Approvals . . . . . . . . . . . . . . . . . . 14
     2.2.5 Prior Proposals and Offers; No Present Intent to Sell. 15
     2.2.6 Financing  . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE III  COVENANTS  . . . . . . . . . . . . . . . . . . . . . 16
3.1  Proxy Materials and Schedule 13E-3 . . . . . . . . . . . . . 16
3.2  Shareholder Approval . . . . . . . . . . . . . . . . . . . . 17
3.3  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . 18
3.4  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . 18
3.5  Conduct of Business of PTI . . . . . . . . . . . . . . . . . 18
3.6  Access and Information . . . . . . . . . . . . . . . . . . . 20
3.7  Certain Filings, Consents and Arrangements . . . . . . . . . 20
     3.7.1  Consents  . . . . . . . . . . . . . . . . . . . . . . 20
     3.7.2  Filings . . . . . . . . . . . . . . . . . . . . . . . 20
3.8  Indemnification and Insurance  . . . . . . . . . . . . . . . 21
3.9  Dividend Policy  . . . . . . . . . . . . . . . . . . . . . . 22

3.10 Notification of Certain Matters  . . . . . . . . . . . . . . 23
3.11 Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . 23
3.12 Election of Directors  . . . . . . . . . . . . . . . . . . . 23
3.13 Employee Benefits  . . . . . . . . . . . . . . . . . . . . . 23
3.14 Additional Agreements  . . . . . . . . . . . . . . . . . . . 23

ARTICLE IV   CONDITIONS   . . . . . . . . . . . . . . . . . . . . 24
4.1  Conditions to the Obligations of The Parties . . . . . . . . 24
     4.1.1  Shareholder Approval  . . . . . . . . . . . . . . . . 24
     4.1.2  No Injunction   . . . . . . . . . . . . . . . . . . . 24
4.2  Conditions to Obligation of PTI  . . . . . . . . . . . . . . 24
     4.2.1  Representations, Warranties, and Covenants  . . . . . 24
     4.2.2  PacifiCorp Agreement. . . . . . . . . . . . . . . . . 25
     4.2.3  No Injunction . . . . . . . . . . . . . . . . . . . . 25
     4.2.4  Fairness Opinions . . . . . . . . . . . . . . . . . . 25
     4.2.5  Consents and Approvals  . . . . . . . . . . . . . . . 25
4.3  Conditions to Obligations of Holdings and Merger Sub . . . . 26
     4.3.1  Representations, Warranties, and Covenants  . . . . . 26
     4.3.2  No Injunction . . . . . . . . . . . . . . . . . . . . 26
     4.3.3  Material Adverse Change . . . . . . . . . . . . . . . 26
     4.3.4  Consents and Approvals  . . . . . . . . . . . . . . . 26

ARTICLE V    TERMINATION  . . . . . . . . . . . . . . . . . . . . 27
5.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.1.1  Mutual Consent  . . . . . . . . . . . . . . . . . . . 27
     5.1.2  Failure of Merger to Occur by Certain Date  . . . . . 27
     5.1.3  Actions Restraining the Merger   . . . . . . .  . . . 27
     5.1.4  Failure of Shareholders to Approve  . . . . . . . . . 28
     5.1.5  By PTI  . . . . . . . . . . . . . . . . . . . . . . . 28
     5.1.6  By Holdings . . . . . . . . . . . . . . . . . . . . . 28
5.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . 28

ARTICLE VI   MISCELLANEOUS AND GENERAL  . . . . . . . . . . . . . 29
6.1  Survival of Representations, Warranties and Agreements . . . 29
6.2  Waiver and Amendment . . . . . . . . . . . . . . . . . . . . 29
6.3  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 29
6.4  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 30
6.5  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
6.6  Parties in Interest; Assignment  . . . . . . . . . . . . . . 30
6.7  Specific Performance . . . . . . . . . . . . . . . . . . . . 31
6.8  Public Statements  . . . . . . . . . . . . . . . . . . . . . 31
6.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 31
6.10 Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . 31

                          AGREEMENT AND
                         PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 9, 1995, by and among PACIFIC TELECOM, INC., a Washington corporation ("PTI"), PACIFICORP HOLDINGS, INC., a Delaware corpora-tion ("Holdings"), and PXYZ CORPORATION, a Washington corporation ("Merger Sub").
                         R E C I T A L S
     A. Holdings, a direct wholly-owned subsidiary of PacifiCorp, an Oregon corporation ("PacifiCorp"), owns 34,325,181 shares, or approximately 86.6 percent, of the issued and outstanding common stock, no par value, of PTI ("PTI Common Stock").
     B. Merger Sub is a direct, wholly-owned subsidiary of Hold-ings, formed solely for the purposes of the transactions contemplat-ed by this Agreement.
     C. The Board of Directors of each of Holdings, Merger Sub and PTI believes that it is in the best interest of each respective corporation and their respective shareholders to consummate the merger of Merger Sub with and into PTI pursuant to the applicable provisions of the Washington Business Corporation Act (the "WBCA") and in accordance with the terms and subject to the conditions of this Agreement (the "Merger").
     D. Based upon the unanimous recommendation of the special committee of the Board of Directors of PTI (the "Special Commit-tee"), the Board of Directors of PTI has approved the Merger, with PTI to be the surviving corporation and a wholly-owned subsidiary of Holdings following the Merger, upon the terms and subject to the conditions set forth herein and has recommended approval of this Agreement and the Merger by the shareholders of PTI.

     E. The Board of Directors of each of Holdings and Merger Sub have approved this Agreement and the Merger, upon the terms and conditions set forth herein.
     F. Contemporaneous with the execution of this Agreement, PacifiCorp is entering into an agreement in the form attached hereto as Exhibit A (the "PacifiCorp Agreement") with PTI pursuant to which PacifiCorp is assuming certain obligations in connection with the transactions contemplated hereby.
                            AGREEMENT:
                            _________
          NOW, THEREFORE, in consideration of the mutual representa-tions, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:
                             ARTICLE I
                            THE MERGER

     Pursuant to the WBCA, and subject to and in accordance with the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time (as hereinafter defined), be merged with and into PTI, the outstanding shares of the capital stock of PTI held by Holdings shall be cancelled, the outstanding shares of capital stock of PTI held by shareholders other than Holdings (the "Minority Shareholders") shall be converted into the right to receive the Merger Consideration (as hereinafter defined), the outstanding shares of the capital stock of Merger Sub shall be converted into shares of the capital stock of PTI, all as described in Section 1.3, and PTI shall execute Articles of Merger, to be filed with the Secretary of State of the State of Washington on the Closing Date (as hereinafter defined). The Merger shall take effect (the "Effec-tive Time") when, subject to and in accordance with the terms and conditions of this Agreement, Articles of Merger and such other documents as may be required by the applicable provisions of the WBCA, in such form as are required by and executed in accor-dance with the WBCA, are duly filed with the Secretary of State of the State of Washington. Such filings shall be made as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV of this Agreement.
     1.1   Effect of Merger.  At the Effective Time, Merger
           ________________
Sub shall be merged with and into PTI in the manner and with the effect provided by the WBCA, the separate corporate existence of Merger Sub shall cease and thereupon Merger Sub and PTI shall be a single corporation (the "Surviving Corporation"). The outstanding shares of capital stock of PTI held by Holdings shall be cancelled, the outstanding shares of capital stock of PTI held by the Minority Shareholders shall be converted into the right to receive the Merger Consideration, and the outstanding shares of capital stock of Merger Sub shall be converted into a like number of shares of the capital stock of PTI, all on the basis, terms and conditions described in
Section 1.3.
     1.2   Articles of Incorporation, etc.  In addition to
           ______________________________
the effects identified in Section 1.1:
           1.2.1  Articles of Incorporation and Bylaws.  The
                  ____________________________________
Articles of Incorporation and Bylaws of PTI as in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation;
           1.2.2  Directors.  The directors of PTI at the
                  _________
Effective Time shall be the directors of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified; and
           1.2.3  Officers.  The officers of PTI at the
                  ________
Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified.
     1.3   Conversion and Cancellation of Shares.  The manner
           _____________________________________
and basis of cancelling the shares of PTI or converting them into the right to receive cash and the manner and basis of converting the shares of Merger Sub into shares of PTI shall be as follows:
           1.3.1  PTI Common Stock Held by Holdings.  Each of
                  _________________________________
the 34,325,181 shares of PTI Common Stock held by Holdings ("Hold-ings Stock"), outstanding immediately before the Effective Time, shall by virtue of the Merger and without any action on the part of Holdings as the holder thereof, be cancelled without payment of any consideration therefor and shall cease to exist.
           1.3.2  PTI Common Stock Held by Minority Shareholders.
                  ______________________________________________
Each share of PTI Common Stock held by the Minority Shareholders (including, without limitation, PTI Common Stock held in escrow for the benefit of participants in PTI's Non-Employee Director Stock Compensation Plan and PTI's Long-Term Incentive Plan 1994 Restate-
ment) ("Minority Stock"), outstanding immediately before the Effec-tive Time (other than shares with respect to which the holder thereof has properly perfected dissenters' rights in accordance with the WBCA), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to the Merger Consideration in accordance with Section 1.3.4.
           1.3.3  Merger Sub Common Stock.  Each of the 100 shares
                  _______________________
of Merger Sub Common Stock, ("Merger Sub Stock"), issued and out-standing immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of PTI Common Stock.
           1.3.4  Payment for Minority Stock.  Prior to the
                  __________________________
Effective Time, Holdings shall designate a bank or trust company with capital, surplus and undivided profits of at least $100 million to act as the payment agent (the "Payment Agent") in connection with the Merger. At or prior to the Effective Time, Holdings shall take all steps necessary to enable and cause the Payment Agent to receive the funds (the "Fund") necessary to make the payments of Merger Consideration provided for by this Agreement. Out of the Fund, the Payment Agent shall, pursuant to irrevocable instructions, make the payments of Merger Consideration provided for by this Agreement.
The Fund shall not be used for any other purpose. The Payment Agent may invest portions of the Fund, as directed by Holdings (so long as such instructions do not impair the Payment Agent's ability to make the payments of Merger Consideration provided for by this Agreement or otherwise impair the rights of holders of Minority Stock). Any net earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by Holdings. Holdings shall replace any monies lost through any investment pursuant to this Section 1.3.4. Promptly after the Effective Time, Holdings shall cause the Payment Agent to mail to each record holder of Minority Stock as of immediately prior to the Effective Time a form of letter of transmittal and instruc-tions for use in effecting the surrender of certificates represent-ing Minority Stock for payment. After the Effective Time, each holder of shares of Minority Stock outstanding immediately prior to the Effective Time shall, upon surrender for cancellation of a certificate or certificates representing such shares to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, be entitled to receive an amount equal to $30.00 in cash for each share of Minority Stock converted pursuant to the provisions of Section 1.3.2 (the "Merger Consideration"). Subject to full compliance with this Agreement, any cash provided to the Payment Agent pursuant to this
Section 1.3.4 and not exchanged for certificates representing Minority Stock within 180 days after the Effective Time will be returned by the Payment Agent to the Surviving Corporation, which thereafter shall act as the payment agent. Notwithstanding the foregoing, neither the Payment Agent nor any party to this Agreement shall be liable to any holder of Minority Stock for any Merger Consideration delivered to a public official pursuant to any appli-cable abandoned property, escheat or similar law.
           1.3.5  Lost, Stolen or Destroyed Certificates.  In the
                  ______________________________________
event that any certificate representing Minority Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Holdings shall, or shall cause the Payment Agent to, issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; provided, however, that Holdings
                                ________  _______
may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or de-stroyed certificate to give Holdings a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings with respect to the certificate alleged to have been lost, stolen or destroyed.
           1.3.6  No Further Rights or Transfers.  At and after the
                  ______________________________
Effective Time, each holder of a certificate that represented Minority Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of PTI, except for the right to surrender his or her certificate or certificates in exchange for the Merger Consideration or to perfect his or her right to receive payment for shares of Minority Stock pursuant to RCW 23B.13.010 et
                                                                __
seq. and Section 1.3.7 hereof (if such holder has validly exercised
___
and perfected the dissenters rights provided thereby), and there shall be no transfers on the stock books of the Surviving Corporation of any shares of PTI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing Minori-ty Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged solely for the Merger Consideration.

           1.3.7  Dissenting Shareholders.  Shares of Minority Stock
                  _______________________
outstanding immediately prior to the Effective Time and held by shareholders who have validly perfected dissenter's rights in accordance with RCW 23B.13.010 et seq. ("Dissenting Shares") shall
                               _______
not be converted as described in Section 1.3.2 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due in accordance with RCW 23B.13.010 et seq. Each holder of Dissenting Shares who becomes
           ______
entitled to payment for his Dissenting Shares in accordance with RCW 23B.13.010 et seq. shall receive payment therefor from the Surviving
           _______
Corporation after the Effective Time (but only after the amount thereof shall have been agreed upon or finally determined pursuant to RCW 23B.13.010 et seq.). Notwithstanding the foregoing, if any
                  _______
holder of Dissenting Shares shall fail to perfect, effectively with-draw or otherwise lose such rights either before or after the Effective Time, such holder's Dissenting Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of Section 1.3.2.
     1.4   Closing.  The closing of the Merger (the "Closing") shall
           _______
take place at the offices of Stoel Rives Boley Jones & Grey, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204, at 10:00 a.m. on the date when the last of the conditions set forth in Article IV hereof (other than conditions that by their terms are to occur at Closing) shall have been fulfilled or waived or on such other date as PTI and Holdings may agree (the "Closing Date").
     1.5  Subsequent Actions.  If, at any time after the Effective
          __________________
Time, the Surviving Corporation shall reasonably determine that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of, PTI or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of PTI or Merger Sub, or otherwise, all such deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of PTI or Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, proper-ties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.
                         ARTICLE II
             REPRESENTATIONS AND WARRANTIES

     2.1   Representations and Warranties of PTI.  PTI hereby
           _____________________________________
represents and warrants to Holdings and Merger Sub that:
           2.1.1  Organization and Good Standing.  Each of PTI and
                  ______________________________
its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualifi-cation, except where the failure to be so qualified would not have a material adverse effect on PTI and its subsidiaries taken as a whole. Each of PTI and its subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
           2.1.2  Capitalization.  The authorized capital stock of
                  ______________
PTI consists of (i) 200,000,000 shares of common stock, no par value, of which at February 28, 1995, there were 39,616,123 shares issued and outstanding (of which 34,325,181 were held by Holdings and 5,290,942 constituted Minority Stock) and (ii) 152,000 shares of Cumulative Preferred Stock, $25.00 par value, of which at Febru-
ary 28, 1995, there were no shares outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.
           2.1.3  Corporate Authority; Authorization.  PTI has the
                  __________________________________
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execu-tion and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly autho-rized and approved by the Board of Directors of PTI and no other corporate proceedings on the part of PTI or any subsidiary of PTI are necessary to authorize this Agreement and, except for the approval of this Agreement by its shareholders and the filing of the Articles of Merger pursuant to the WBCA, no other corporate proceed-ings on the part of PTI are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PTI and constitutes a valid and binding obligation of PTI enforceable against PTI in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific perfor-mance and injunctive relief are subject to the discretion of the court before which any proceeding may be brought.
           2.1.4  Consents and Approvals.  Except for compliance
                  ______________________
with applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the securities laws of the various states, shareholder approval of the Merger, the filing of the Articles of Merger pursuant to the WBCA and any necessary consents from the Federal Communications Commission and any state telecommunications regulatory authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the execution and delivery by PTI of this Agreement or the consummation by PTI of the transactions contemplated by this Agreement, excluding from the foregoing filings, permits, authoriza-tions, consents or approvals that, either individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsid-iaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provi-sion of the articles of incorporation or bylaws of PTI or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement or other instrument or obligation to which PTI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PTI, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses
(ii) and (iii) violations, breaches or defaults that, either indi-vidually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsidiaries taken as a whole.
          2.1.5  Proxy Statement and Schedule 13E-3.  None of the
                 __________________________________
information supplied or to be supplied by PTI and the Special Committee for inclusion in the Rule 13e-3 Transaction Statement to be filed pursuant to the Exchange Act in connection with the trans-actions contemplated hereby (the "Schedule 13E-3") or the proxy statement (the "Proxy Statement") to be filed pursuant to the Exchange Act with respect to the meeting of shareholders (the "Shareholder Meeting") called for the purpose of approving this Agreement and the transactions contemplated hereby, which, unless Holdings otherwise approves in writing, will be the 1995 Annual Meeting of Shareholders of PTI, and any amendments thereof or supplements thereto, will, on the respective dates such materials are filed with the Securities and Exchange Commission ("SEC"), at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effec-tive Time any event with respect to PTI or its officers and direc-tors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The Schedule 13E-3 will comply (with respect to PTI) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.
           2.1.6 Company SEC Reports and Financial Statements. PTI has heretofore furnished to Holdings complete copies of all regis-tration statements, reports, and other required filings, including all amendments thereto, filed since January 1, 1992 and on or before the date hereof with the SEC (collectively, the "Company SEC Re-ports"). Since January 1, 1992, PTI has timely filed all registra-tion statements, reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The Company SEC Reports, including without limitation, any financial statements or schedules included therein, when filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securi-ties Act") and the Exchange Act, as the case may be, and the appli-cable rules and regulations thereunder. Other than as disclosed by PTI in its filings with the SEC, each of the financial statements of PTI (including any related notes and schedules) contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as otherwise indicated in such financial statements or in the notes thereto or, in the case of the unaudited interim state-ments, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of PTI and its consolidated subsid-iaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended in accordance with GAAP.
           2.1.7  Absence of Material Adverse Change.     Since
                  __________________________________
September 30, 1994 and except as disclosed in the Company SEC Reports or as otherwise disclosed to a responsible officer of Holdings or PacifiCorp on or before the date hereof, here has not been any material adverse change in the business, operations, properties, assets, liabilities or condition (financial or other-
wise) of PTI and its subsidiaries taken as a whole or any declara-tion of any dividend or other distribution with respect to PTI's capital stock, other than regular quarterly dividends paid in respect of PTI Common Stock.
           2.1.8  Brokers and Finders.  Neither PTI nor any officer,
                  ___________________
director or employee of PTI has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated by this Agreement, except that Smith Barney, Inc. ("Smith Barney") has been engaged as the finan-cial advisor to the Special Committee and CS First Boston Corpora-tion ("CS First Boston") has been engaged to render an opinion as to whether the Merger Consideration is fair, from a financial point of view, to the Minority Shareholders, pursuant to engagement letters that have been disclosed to Holdings.
           2.1.9  Fairness Opinions.  The Special Committee has
                  _________________
received the written opinion of each of Smith Barney and CS First Boston (the "Fairness Opinions"), to the effect that, as of the respective dates of such opinions, the Merger Consideration is fair, from a financial point of view, to the Minority Shareholders.
     2.2  Representations and Warranties of Holdings and Merger Sub.
          _________________________________________________________
Holdings and Merger Sub hereby represent and warrant to PTI that:
           2.2.1  Organization and Good Standing.  Holdings and
                  ______________________________
Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Washing-ton, respectively. Each of Holdings and Merger Sub has all requi-site corporate power and authority to own and operate its properties and to carry on its business as now being conducted.
           2.2.2  Corporate Authority.  Each of Holdings and Merger
                  ___________________
Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Holdings and Merger Sub and the sole shareholder of Merger Sub and no other corporate proceedings on the part of Holdings or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holdings and Merger Sub and constitutes a valid and binding agreement of Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific performance and injunctive relief are subject to the discretion of the court before which any proceeding may be brought.
           2.2.3  Proxy Statement and Schedule 13E-3.  None of the
                  __________________________________
information supplied or to be supplied by PacifiCorp, Holdings or Merger Sub for inclusion in the Schedule 13E-3 or the Proxy State-ment and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, at the time of the mailing of such Proxy Statement or any amendment or supple-ment thereto to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to PacifiCorp, Holdings, Merger Sub or any of their respective officers, directors or affiliates should occur which is required to be described in an amendment of, or a supple-ment to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The Schedule 13E-3 will comply (with respect to PacifiCorp, Holdings, Merger Sub and their respective officers, directors and affiliates) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.
           2.2.4  Required Approvals.  Except for compliance with
                  __________________
the applicable requirements of the Exchange Act, the securities laws of the various states and the filing of the Articles of Merger pursuant to the WBCA, no filing with, and no permit, authorization, consent or approval of, any public body is necessary for the execu-tion and delivery by Holdings or Merger Sub of this Agreement or the consummation by Holdings or Merger Sub of the transactions contem-plated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provi-sion of the articles or certificate of incorporation (as the case may be) or bylaws of PacifiCorp, Holdings or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement or other instrument or obliga-tion to which PacifiCorp, Holdings or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PacifiCorp, Holdings or Merger Sub, or any of their respective properties or assets, exclud-ing from the foregoing clauses (ii) and (iii) violations, breaches or defaults that, either individually or in the aggregate, would not have a material adverse effect on the business, operations, finan-cial condition or prospects of such entity and its subsidiaries taken as a whole.
           2.2.5  Prior Proposals and Offers; No Present Intent to
                  ________________________________________________
Sell.  Since January 1, 1993, to the best knowledge of Holdings
____
after due inquiry, none of PacifiCorp, Holdings or Merger Sub has received any "proposal" or offer to purchase, or solicited any proposal or offer to purchase, any material portion of the stock or assets of PTI, other than transactions disclosed in the Company SEC Reports (including, without limitation, the sale of Alascom). For purposes of this Section 2.2.5 a "proposal" may be either written or oral, but must have included a proposed or suggested price or possible range of prices and, if made on behalf of a corporation, must have been made by a responsible officer or representative of that corporation.

Neither PacifiCorp nor Holdings has any current plan or intent to sell or otherwise dispose of any material portion of the stock or assets of PTI, other than transactions disclosed in the Company SEC Reports (including, without limitation, the sale of Alascom). The
Schedule 13D of PacifiCorp filed in respect of Holdings' ownership interest in PTI, as amended by the form of amendment attached hereto as Exhibit B (the "13D Amendment"), will fully comply with all of the requirements of such Schedule including, without limitation,
Item 4 thereof. The 13D Amendment will be filed promptly after the execution of this Agreement.
           2.2.6  Financing.  Holdings has available to it the funds
                  _________
necessary to consummate the Merger and the other transactions contemplated by this Agreement.
                                ARTICLE III
                                 COVENANTS

     3.1  Proxy Materials and Schedule 13E-3.  As  soon as
          __________________________________
practicable after the date hereof, PTI will prepare and, subject to prior approval by Holdings, file the Proxy Statement and accompany-ing proxy materials in preliminary form, and PTI and PacifiCorp, Holdings and Merger Sub will prepare and file the Schedule 13E-3 with the SEC pursuant to the Exchange Act. PTI will provide Hold-ings and Merger Sub with a reasonable opportunity to review and approve the Proxy Statement and any amendments or supplements thereto prior to filing them with the SEC. Holdings and Merger Sub will provide PTI with a reasonable opportunity to review and approve the Schedule 13E-3 and any amendments thereto prior to filing with the SEC. PTI will use its best efforts to, as soon as is practica-ble, have the Proxy Statement cleared by the SEC. PTI, Holdings and Merger Sub will use their respective best efforts to, as soon as is practicable, have the Schedule 13E-3 cleared by the SEC. As soon as is practicable, PTI will distribute to the shareholders of PTI and file with the SEC the Proxy Statement and accompanying materials in definitive form and Holdings, Merger Sub and PTI will file with the SEC the Schedule 13E-3, as amended. Each party to this Agreement shall, and shall cause its respective officers, directors and affiliates to, cooperate fully with each other in responding prompt-ly to any comments of the SEC in respect of any of the filings made by such persons with the SEC in connection with the transactions contemplated by this Agreement.
     3.2  Shareholder Approval.  PTI will take all action necessary
          ____________________
in accordance with applicable law and its governing instruments to call, give notice of, convene, and hold the Shareholder Meeting as promptly as practicable to consider and vote upon the approvals of this Agreement, the Merger and such other matters as are required or contemplated by this Agreement. In order to facilitate the solici-tation of Minority Shareholders at the Shareholder Meeting, PTI shall retain a proxy solicitation firm of national reputation and reasonably acceptable to Holdings to assist in the solicitation of proxies and shall permit Holdings to participate in the solicitation process. The Special Committee has unanimously recommended to the Board of Directors of PTI that the Merger is fair to and in the best interests of the Minority Shareholders. Based upon the recommenda-tion of the Special Committee, the Board of Directors of PTI has determined by a unanimous vote (except for possible abstention by the director who also serves as a director of PacifiCorp) that this Agreement is advisable and in the best interests of the Minority Shareholders and recommends, and subject to their respective fidu-ciary duties, (i) shall continue to recommend, to the Minority Shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and (ii) shall use their respective best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Hold-ings and Merger Sub have each determined that the transactions contemplated by this Agreement are fair to the Minority Sharehold-ers.
     3.3  Acquisition Proposals.   PTI  will  not,  directly or
          _____________________
indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person (including any of its officers or employees) relat-ing to any acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, PTI or any of its subsidiaries (other than sales of assets in the ordinary course of business which, in the aggregate, do not involve a substantial portion of the assets of PTI or any of its subsidiaries or sales disclosed in the Company SEC Reports including, without limitation, the sale of Alascom) or any business combination with PTI or any of its subsidiaries, or, subject to fiduciary duties under applicable law as advised by counsel, participate in any negotiations regard-ing, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. PTI represents and warrants that, as of the date of this Agreement, no such negotiations or activities are in process with respect to the foregoing. PTI shall promptly notify Holdings if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.
     3.4  Dissenters' Rights.  PTI shall not settle or compromise
          __________________
any claim for dissenters' rights in respect of the Merger without the prior written consent of Holdings.
     3.5   Conduct of Business of PTI.  During the period from
           __________________________
the date of this Agreement to the Effective Time, except as specifi-cally contemplated by this Agreement or as previously disclosed in the Company SEC Reports or otherwise approved in writing by Hold-ings, PTI and its subsidiaries shall not:
          (a) conduct their respective businesses except in the ordinary course of business and consistent with past practice;
          (b) propose or adopt any amendments to its Articles of Incorporation or Bylaws or make any change in the Board of Directors of PTI except as may be required to comply with Section 3.12 of this Agreement;
          (c) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase of any shares of its capital stock or any other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any agreement, understanding or arrange-ment with respect to the issuance of, any of its shares of capital stock or any other securities (including securities of others), other than pursuant to the PacifiCorp K Plus and Employee Stock Ownership Plan, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure;
          (d) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of PTI, except for regular quarterly cash dividends of no more than $.33 per share;
          (e) take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of PTI or any of its subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof; or
          (f) except for salary increases or other employee benefit arrangements made in the ordinary course of business, adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, severance, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee.
          3.6  Access and Information.  PTI shall and shall cause
               ______________________
its subsidiaries to give to Holdings and Merger Sub and their respective representatives full access to all the premises and books and records of PTI and its subsidiaries and shall cause its officers and officers of its subsidiaries and their independent auditors to furnish to such persons such financial and operating data and other information, including access to the working papers of its indepen-dent auditors, with respect to its business and properties as Holdings shall from time to time reasonably request. No investiga-tion pursuant to this Section 3.6 shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger.
     3.7  Certain Filings, Consents and Arrangements.
          __________________________________________
           3.7.1  Consents.  Holdings, Merger Sub and PTI shall
                  ________
use their respective best efforts to obtain any necessary consents, permits, authorizations, approvals and waivers to permit the consum-mation of the transactions contemplated by this Agreement, provided that PTI shall not, without the consent of Holdings (which consent shall not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party.
           3.7.2  Filings.  Holdings, Merger Sub and PTI shall
                  _______
cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other agreements or instruments material to PTI's business in connection with the consummation of the Merger and (ii) in promptly making any such filings, furnishing information required in connec-tion therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.
     3.8  Indemnification and Insurance.
          _____________________________
          (a) From and after the Effective Time, the Surviving Corporation shall maintain, and Holdings agrees to cause the Surviv-ing Corporation to maintain for a period of at least six years from the Effective Time for the benefit of PTI's current directors and officers, (i) director and officer liability insurance providing at least the same amounts and coverage with respect to PTI's current directors and officers as the current policies maintained by or on behalf of PTI, and containing terms and conditions which are no less advantageous with respect to matters existing or occurring on or prior to the Effective Time (or, with respect to matters arising from or in connection with Section 1.5 hereof, subsequent to the Effective Time), and in the event any claim is made against present directors of PTI that is covered, in whole or in part, or potential-ly so covered by insurance, the Surviving Corporation and Holdings shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim; provided, however, that if the cost of
                           ________  _______
maintaining such insurance exceeds the current cost related to providing such insurance (the "Current Cost") by more than twice the Current Cost, then the Surviving Corporation shall maintain and Holdings agrees to cause the Surviving Corporation to maintain such director and officer liability insurance with the maximum amount of coverage obtainable at twice such Current Cost, and (ii) all rights to indemnification now existing in favor of the present directors and officers of PTI and its respective subsidiaries as provided in their respective articles of incorporation or bylaws or otherwise in effect on the date hereof (other than pursuant to this Agreement) shall survive the Merger for a period of six years; provided,
                                                    ________
however, that all such rights to indemnification with respect to any
_______
claim asserted, made or originated prior to the expiration of such six-year period shall survive until the final disposition of such Claim (as hereinafter defined), and that during such period, the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity of the present directors and officers of PTI, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.
          (b) Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification under this Section 3.8, Holdings shall cause the Surviving Corporation to direct, at the election of the director of PTI seeking indemnification hereunder, that the determination of any such approval shall be made by independent counsel acceptable to Holdings selected by such director of PTI seeking indemnification hereunder.
          (c) This Section 3.8 shall survive the consummation of the Merger. The provisions of this Section 3.8 are intended to be for the benefit of, and shall be enforceable by the present direc-tors or officers of PTI, as the case may be. The rights provided under this Section 3.8 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Articles of Incorporation or Bylaws of PTI or the Surviving Corporation or any other agreements.
          (d) An indemnified party under this Section 3.8 shall be free to determine, in such party's sole discretion, which of the sources of indemnification or insurance available hereunder that such party desires to pursue without in any manner waiving any rights against other sources not initially pursued. In addition, this Section 3.8 is not intended to release or limit any insurer from the obligations undertaken by it in any policy of insurance.
     3.9  Dividend Policy.  During the period from the date of this
          _______________
Agreement to the Effective Time, Holdings shall not take any action to cause PTI to make any dividend or other distribution or payment to Holdings with respect to Holdings Stock otherwise than in accor-dance with PTI's existing dividend policies.
     3.10  Notification of Certain Matters.   Each  of  PTI and
           _______________________________
Holdings shall give prompt notice to the other of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the notifying party or any of its property or assets, that relate to the Merger,
(ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect, and (iii) any material failure of the notifying party or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.
     3.11  Fees and Expenses.  All costs and expenses incurred
           _________________
in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (includ-ing, in the case of PTI, the costs of printing and mailing the Proxy Statement), whether or not the Merger is consummated.
     3.12  Election of Directors.  PTI agrees to take all
           _____________________
actions requested by Holdings to cause to be elected to PTI's Board of Directors at the Shareholder Meeting such additional directors as may be designated by Holdings.
     3.13  Employee Benefits.  Holdings agrees to honor, from
           _________________
and after the Effective Time, in accordance with its terms as in effect on the date of this Agreement, the Pacific Telecom, Inc. Executive Officer Severance Plan effective January 1, 1994.
     3.14  Additional Agreements.   Subject  to  the terms and
           _____________________
conditions hereof, each party shall use its best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applica-ble laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                       ARTICLE IV
                       CONDITIONS

     4.1  Conditions to the Obligations of The Parties.   The
          ____________________________________________
respective obligations of PTI, Holdings, and Merger Sub to consum-mate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or before the Closing of each of the following conditions:
           4.1.1  Shareholder Approval.  This Agreement and the
                  ____________________
Merger shall have been duly adopted and approved (A) by the affirma-tive vote of the holders of at least a majority of the Minority Stock and (B) by the requisite vote of the shareholders of PTI in accordance with applicable law and its Articles of Incorporation and Bylaws.
           4.1.2  No Injunction.  The consummation of the Merger
                  _____________
shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regula-tion enacted, promulgated or deemed applicable to the Merger by any government or governmental or other regulatory agency, domestic or foreign, that makes consummation of the Merger illegal.
     4.2  Conditions to Obligation of PTI.  The obligation of PTI to
          _______________________________
consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or before the Closing of the following additional conditions:
           4.2.1  Representations, Warranties, and Covenants.  The
                  __________________________________________
representations and warranties of Holdings and Merger Sub, includ-ing, without limitation, those relating to PacifiCorp, contained in this Agreement shall be correct in all material respects (a) at the date of this Agreement, and (b) on and as of the Closing Date with the same effect as though made on and as of such date, Holdings and Merger Sub shall have performed in all material respects all of their respective covenants and obligations hereunder theretofore to be performed, and PTI shall have received at the Closing certifi-cates to that effect, dated the Closing Date, and executed on behalf of Holdings by an executive officer of Holdings and on behalf of Merger Sub by an executive officer of Merger Sub.
           4.2.2  PacifiCorp Agreement.  PacifiCorp shall have
                  ____________________
entered into the PacifiCorp Agreement, the representations and warranties of PacifiCorp contained in the PacifiCorp Agreement shall be correct in all material respects (a) at the date of the PacifiCo-rp Agreement and (b) on and as of the Closing Date with the same effect as though made on and as of such date, and PacifiCorp shall have performed in all material respects all of its covenants and obligations under the PacifiCorp Agreement theretofore to be per-formed and PTI shall have received at the Closing a certificate to that effect, dated the Closing Date, and executed on behalf of PacifiCorp by an executive officer of PacifiCorp.
           4.2.3  No Injunction.    No  governmental  action  or
                  _____________
proceeding shall have been commenced that (a) in the opinion of the Special Committee's counsel is more likely than not to be successful and (b) seeks an injunction, a restraining order or any other order seeking to prohibit, restrain, invalidate or set aside the consumma-tion of the Merger.
           4.2.4  Fairness Opinions.    Neither of the Fairness
                  _________________
Opinions shall have been modified withdrawn or revoked as of the time of the mailing of the Proxy Statement to the shareholders of PTI.
           4.2.5  Consents and Approvals.  All consents, approvals,
                  ______________________
permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by PTI shall have been obtained, except where the failure to obtain such consents, approvals, permits and authori-zations would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsid-iaries, taken as a whole.
     4.3  Conditions to Obligations of Holdings and Merger Sub.  The
          ____________________________________________________
obligations of Holdings and Merger Sub to consummate the trans-actions contemplated by this Agreement are subject to the satisfac-tion or waiver at or before the Closing of the following additional conditions:
           4.3.1  Representations, Warranties, and Covenants.  The
                  __________________________________________
representations and warranties of PTI contained in this Agreement shall be correct in all material respects (a) at the date of this Agreement, and (b) as of the Closing with the same effect as though made on and as of such date, except for changes specifically contem-plated by this Agreement, and PTI shall have performed in all material respects all of its respective covenants and obligations hereunder theretofore to be performed, and Holdings and Merger Sub shall have received at the Closing certificates to that effect, dated the Closing Date, and executed on behalf of PTI by an execu-tive officer of PTI.
           4.3.2  No Injunction.    No governmental action or
                  _____________
proceeding shall have been commenced that (a) in the opinion of Holding's counsel is more likely than not to be successful, and (b) seeks an injunction, a restraining order or any other order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger.
           4.3.3  Material Adverse Change.  Except as disclosed in
                  _______________________
the Company SEC Reports or as otherwise disclosed to a responsible officer of Holdings or PacifiCorp on or before the date hereof, since September 30, 1994, there shall not have been any change or event that has resulted in, or may result in, any material adverse change in the business, operations, properties, assets, liabilities or condition (financial or otherwise) of PTI and its subsidiaries, taken as a whole.
           4.3.4  Consents and Approvals.  All consents, approvals,
                  ______________________
permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holdings shall have been obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not have a material adverse effect on the business, operations, financial condition or prospects of Holdings and its subsidiaries, taken as a whole.
                            ARTICLE V
                            TERMINATION

     5.1  Termination.  This Agreement may be terminated and the
          ___________
Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Meeting:
           5.1.1  Mutual Consent.  By the mutual consent of the
                  ______________
Boards of Directors of Holdings and PTI;
           5.1.2  Failure of Merger to Occur by Certain Date.  By
                  __________________________________________
either PTI or Holdings if the Effective Time shall not have occurred on or before September 30, 1995, which date may be extended by the mutual consent of the Boards of Directors of Holdings and PTI; provided, however, that the right to terminate this Agreement under
________  _______
this Section 5.1.2 shall not be available to a party whose failure (or whose subsidiary's or parent corporation's failure) to fulfill any obligation under this Agreement has been a significant cause of, or in any significant respect resulted in, the failure of the Effective Time to occur on or before September 30, 1995 or, in the event of an extension by the mutual agreement of Holdings and PTI, by such later date;
           5.1.3  Actions Restraining the Merger.   By   either
                  ______________________________
Holdings or PTI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonap-pealable;

           5.1.4  Failure of Shareholders to Approve.  By either
                  __________________________________
Holdings or PTI if the shareholders of PTI fail to duly adopt and approve this Agreement and the Merger as contemplated by Section 4.1.1;
           5.1.5  By PTI.  By PTI if (A) there is a material breach
                  ______
of any of the representations and warranties of PacifiCorp, Holdings or Merger Sub or (B) PacifiCorp, Holdings or Merger Sub fail to comply in any material respect with any of their respective cove-nants or agreements, in each case as contained herein or in the PacifiCorp Agreement; or
           5.1.6  By Holdings.  By Holdings or Merger Sub if (A) the
                  ___________
Special Committee or the Board of Directors upon the recommendation of the Special Committee shall have withdrawn or modified in any manner adverse to Holdings or Merger Sub its approval or recom-mendation of this Agreement or the Merger, or (B) there is a materi-al breach of any of the representations and warranties of PTI or (C) PTI fails to comply in any material respect with any of its cove-nants or agreements contained herein.
     5.2  Effect of Termination.  Except as set forth below in this
          _____________________
Section 5.2 and as provided in Section 6.1, upon the termination of this Agreement pursuant to Section 5.1, this Agreement shall forth-with become null and void and no party to this Agreement shall have any liability or further obligation to the other party by reason of this Agreement, other than for damages to the extent arising from a prior breach of this Agreement.

                          ARTICLE VI
                   MISCELLANEOUS AND GENERAL

     6.1  Survival of Representations, Warranties and Agreements.
          ______________________________________________________
The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 5.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time and shall continue until they terminate in accordance with their terms. The covenants and agreements contained in Sections 3.11, 5.2 and this Section 6.1 shall survive termination of this Agreement in accordance with their terms.
     6.2  Waiver and Amendment.  Any provision of this Agreement may
          ____________________
be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. Except for the provisions hereof relating to indemnification and insurance as set forth in
Section 3.8, this Agreement may be amended or supplemented at any time, except that after approval hereof by the shareholders of PTI, no amendment shall be made which decreases the Merger Consideration, changes the form of the Merger Consideration or that in any other way materially adversely affects the rights of the Minority Share-holders (other than a termination of this Agreement) without the further approval of the Minority Shareholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.
          6.3  Entire Agreement.  This Agreement (a) contains the
               ________________
entire agreement among Holdings, Merger Sub and PTI with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters, and (b) is not intended to confer upon any other persons any rights or remedies hereunder, except as specifically provided for herein.
                                   29

     6.4  Headings.  The descriptive headings contained herein are
          ________
for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.5  Notices.  All notices or other communications hereunder
          _______
shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:
If to PTI:                            With copies to:
Pacific Telecom, Inc.                 Latham & Watkins
Attention:  Special Committee of the  Attention:  John J. Huber
Board of Directors                    1001 Pennsylvania Ave., NW
c/o James H. Huesgen                  Suite 1300
805 Broadway                          Washington, D.C.  20004-2505
Vancouver, WA  98660

If to Holdings or Merger Sub:        With a copy to:

PacifiCorp Holdings, Inc.             Stoel Rives Boley Jones & Grey
Attention:  Richard T. O'Brien        Attention:  Henry H. Hewitt
700 NE Multnomah                      900 SW Fifth Avenue
Suite 1600                            Suite 2300
Portland, Oregon  97232               Portland, Oregon  97204


or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

     6.6  Parties in Interest; Assignment.  This Agreement is
          _______________________________
binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns except that Sections 3.8 and 3.13 shall be for the express benefit of the persons in the categories referred to therein. Holdings shall have the right to assign to one or more direct or indirect wholly owned subsidiaries of Holdings any and all rights and obligations of Merger Sub under this Agreement, including without limitation, the right to substitute in Merger Sub's place such a subsidiary as one of the constituent corporations in the Merger (if such subsidiary assumes all of the obligations of Merger Sub in connection with the Merger). If Holdings exercises its right to so restructure the transaction, PTI shall promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Minority Stock shall not be reduced, nor shall there be any material delay of the Effective Time.
     6.7  Specific Performance.  The parties agree that irreparable
          ____________________
damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are other-wise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.
     6.8  Public Statements.  The parties agree to consult with each
          _________________
other prior to issuing any public announcement or statement with respect to the Merger, if practicable. As soon as is practicable following execution of this Agreement, the parties will issue a joint press release announcing the execution of this Agreement, which press release will be in the form of Exhibit C hereto.
     6.9  Counterparts.  For the convenience of the parties hereto,
          ____________
this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     6.10  Choice of Law.  This Agreement shall be governed by and
           _____________
construed in accordance with the laws of the State of Washington regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
                     (Signature pages to follow)

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                             PACIFIC TELECOM, INC.



                             By  CHARLES E. ROBINSON
                               __________________________________

                                 Title:  Chief Executive Officer


                             PACIFICORP HOLDINGS, INC.



                             By  RICHARD T. O'BRIEN
                               __________________________________
                                 Title:  Senior Vice President


                             PXYZ CORPORATION



                             By  RICHARD T. O'BRIEN
                               __________________________________
                               Title:  President

                       EXHIBITS TO THE

               AGREEMENT AND PLAN OF MERGER


Exhibit   Description (Section Reference)
_______   _______________________________

   A.     Form of PacifiCorp Agreement (Recital F and Section 4.2.2)

   B. Form of Amendment to Schedule 13D to be filed by PacifiCorp (Section 2.2.5)

   C.     Form of Joint Press Release (Section 6.8)